Exhibit 10.2

SEPARATION AND CONSULTING AGREEMENT

This Separation and Consulting Agreement (“Agreement”) is made and entered into as of December 5, 2025 by and between Scott M. Rajeski (“Employee”) and Latham Group, Inc. (the “Company”), including its direct and indirect subsidiaries.

WHEREAS, the Company and Employee have mutually agreed that Employee will retire and his employment with Latham Pool Products, Inc., a wholly owned subsidiary of the Company (“Latham Pool”) will conclude effective at 11:59 p.m. on January 4, 2026 (the “Separation Date”) following which Employee will be entitled to the benefits specified herein and subject to the conditions and obligations specified in this Agreement; and

WHEREAS, Employee has agreed to provide consulting services as a Special Advisor to the Company from January 5, 2026 to July 5, 2026, or such earlier date that Employee’s service is terminated by the Company for any reason in its sole discretion (the “Consulting Term”); and

WHEREAS, in consideration of Employee’s service as Special Advisor to the Company for the Consulting Term, the Company has agreed to provide Employee the benefits and other consideration specified in this Agreement.

Therefore, for good and valuable consideration as reflected below, Employee and the Company contract and agree as follows:

1.            Effective Date of Agreement. The “Effective Date” of this Agreement will be the eighth calendar day after the date on which Employee signs this Agreement, provided such acceptance has not been timely revoked. If Employee chooses not to enter into this Agreement, however, Employee’s employment is still separated effective January 4, 2026 and Employee will not be provided the benefits offered in this Agreement. In addition, Employee acknowledges that his Agreement to Amend Employment Agreement with Latham Pool, including the Offer Letter incorporated therein, is terminated effective as of the Separation Date; provided, however, the Restrictive Covenant Agreement (defined herein) included with the Offer Letter will remain in full force and effect.

2.            Resignation from Officer and Director Positions. As of the Separation Date, Employee will resign from all officer and director positions with the Company and any of its direct or indirect subsidiaries, including the Company’s Board of Directors (the “Board”) with no further action or notice required. Employee agrees that he will execute any documents as may be reasonably requested by the Company to confirm the cessation of his officer and director positions (including Board service).

3.            Pay and Benefits. Employee will be eligible to receive the following from the Company, provided Employee complies with all continuing obligations to the Company, returns all Company equipment and information pursuant to Section 17 of this Agreement, and signs, timely returns and does not revoke or breach this Agreement:

a.            Latham Pool 2025 Management Incentive Bonus (“MIB”). Employee will be eligible to receive an MIB cash bonus for fiscal year 2025 based on actual performance of the Company to be paid in accordance with the MIB Plan terms then in effect, with the target bonus for such bonus payment calculated at 100% of the Employee’s base salary.

b.            Health Care. If Employee elects COBRA continuation coverage by timely returning the completed COBRA election form, the Company shall subsidize, on an after tax basis, 100% of Employee’s COBRA payments for a period of 12 months from the Separation Date or until Employee ceases to be eligible under COBRA, whichever occurs first. If timely elected, the subsidized COBRA will commence on the first of the month immediately following the month of separation, without a lapse of coverage. Employee agrees to notify the Company immediately if Employee obtains other coverage.

4.            Equity Awards.

a.            Employee will receive no further equity awards from the Company after the Separation Date.

b.            Notwithstanding the termination of employment terms of the applicable equity award agreements, provided Employee complies with all continuing obligations to the Company, returns all Company equipment and information pursuant to Section 15 of this Agreement, and signs, timely returns and does not revoke or breach this Agreement, then:

(1) any of Employee’s outstanding and unvested equity awards of the Company that are scheduled to vest on or before July 5, 2026 will continue to vest until such date (the “Continued Vesting Period”); and

(2) A portion of Employee’s outstanding and unvested performance share units (PSUs) of the Company for which the Compensation Committee of the Board has previously determined, or will have determined on or before July 5, 2026, were earned based on the applicable performance goal, will not be canceled as a result of the termination of Employee’s employment or consulting services and will vest as indicated below:

(i)             a pro rata portion of the PSUs earned by Employee for the fiscal year 2024 performance cycle will vest on July 5, 2026, based on the period March 15, 2024 to July 5, 2026; and

(ii)            the PSUs earned by Employee for the first year of the fiscal years 2025-2028 performance cycle will vest on July 5, 2026.

c.            For any of Employee’s stock options or stock appreciation rights (“SARs”) that are vested as of the Effective Date or vest during the Continued Vesting Period, Employee may exercise the stock options or SARs through the Continued Vesting Period and for 90 days thereafter, following which any unexercised stock options or SARs will be forfeited and terminate automatically.

d.            Any of Employee’s outstanding and unvested equity awards of the Company that are scheduled to vest after or July 5, 2026 will be forfeited and terminate automatically, without any further action by the Company and at no cost to the Company.

2

e.            The provisions herein shall constitute an amendment to each applicable outstanding equity award agreement of Employee, which are listed on Exhibit A attached hereto.

5.	Other Benefits. Regardless of whether Employee signs and returns this Agreement:

a.            In accordance with the Company’s generally applicable policy, on the first pay day immediately following the Separation Date, the Company will pay Employee for any accrued but unused paid time off up to a maximum of 80 hours in accordance with the Company’s paid time off policy in effect on the Separation Date.

b.            Employee’s coverage as an active employee under the group health insurance plan will terminate on the last day of the month of the Separation Date. The Company will offer continuation group health coverage to Employee as required under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), measured from the Separation Date. Notification of conditions to continue these benefits will be sent to Employee by the Company’s COBRA administrator as required by COBRA regulations.

c.            Effective on the Separation Date, and after receiving the final paycheck, Employee will not be entitled to make any further employee contributions to the Company's 401(k) Plan, and the Company will not be required to make any further matching contributions to the 401(k) Plan. Any outstanding loans against Employee’s 401(k) account are due and payable within 30 days of the Separation Date or as otherwise provided by Employee’s loan agreement.

d.            Employee’s group term life insurance benefits will terminate on the Separation Date; however, Employee may be eligible for a conversion privilege if Employee applies for the conversion and pays the required premium within 30 days of the Separation Date.

e.            Employee shall be entitled to any vested accrued employee benefit to which Employee is entitled in accordance with the terms of the applicable plans.

6.            Consulting Services.

a.            During the Consulting Term, Employee will provide services to the Company as reasonably determined by the then-current Chief Executive Officer of the Company (the “New CEO”). Employee shall use reasonable best efforts to perform the consulting services within reasonable deadlines established by the New CEO and consistent with the professional capabilities of Employee that Employee applied during his employment with the Company. Employee will be available for reasonable periods of time to provide transitional assistance or to work on special projects not to exceed 25 hours per week on average. Potential items include:

1)	Providing advisory services to the New CEO on a variety of historic, strategic, investor communications and policy issues.

2)	Supporting the transition of corporate responsibilities to the New CEO by facilitating introductions and establishing relationships with customers, investors, and other stakeholders.

3)	Assisting the New CEO, as requested by the New CEO, in the development and execution of the Company’s strategic direction and significant business transactions.

3

b.            Consulting Fee. Employee will receive a fee of $41,667 per month during the Consulting Term (the “Fee”). As an independent contractor, no income or other taxes shall be withheld from the amounts paid to Employee pursuant to this Section 6.b.

c.            If Employee terminates his consulting engagement before the end of the Consulting Term, he will only be entitled to receive the Fee accrued through his last date of service.

d.            During the Consulting Term, Employee will be reimbursed for any expenses incurred in connection with the performance of consulting services hereunder in accordance with the Company’s travel and expense policies applicable to Employee on the date hereof; provided that any business travel and any expenses in excess of $300 must be approved in advance in writing by the New CEO.

e.            Effective as of the Separation Date, Employee shall have no authority to act on behalf of any member of the Company or Latham Pool and shall not hold himself out as having such authority, enter into any agreement, incur any obligations on behalf of any member of the Company or Latham Pool, commit any member of the Company or Latham Pool in any manner, or otherwise act in an executive or other decision-making capacity with respect to any member of the Company or Latham Pool.

f.            Employee and the Company acknowledge and agree that a significant portion of the consulting services are expected to be provided remotely by Employee and that Employee will not be provided a designated office or administrative support (and any work space and/or administrative support for Employee will be provided only on an “as-needed” basis as determined by the New CEO).

g.            During the Consulting Term, Employee will be subject to all policies of the Company applicable to consultants of the Company in the ordinary course as of the date hereof, which were previously provided or made available to Employee, provided, for clarity, Employee agrees he will remain subject to the Company’s Securities Trading Policy during the Consulting Term. Employee further agrees that the confidentiality restrictions set forth in the Restrictive Covenant Agreement as well as under his offer of employment between him and the Company shall apply with respect to the services he provides as Special Advisor to the Company.

7.            Acknowledgement of Receipt of All Compensation Due. Except as otherwise indicated in this Agreement, all of Employee’s benefits of employment with the Company will terminate by virtue of the separation of Employee’s employment as of the Separation Date. Employee agrees that the payments provided for herein include the entire amount of monetary consideration to which Employee is entitled for wages, salary, flex time, sick time, bonuses, incentive compensation (including without limitation the MIB), commissions, severance benefits under any plan, policy or otherwise, notice pay, paid time off, vacations, holidays, other benefits or business expenses, or to any other form or kind of payment, allowance, compensation or reimbursement. Except for enforcement of this Agreement, Employee agrees not to seek any further compensation in connection with the matters encompassed in this Agreement or arising from Employee’s employment with Latham Pool.

4

8.            General Release and Waiver of Claims. In exchange for the consideration provided to Employee in Paragraph 3 and 4 of the Agreement, Employee hereby irrevocably and unconditionally releases, acquits and forever discharges the Company, and any of its subsidiaries, parents, affiliates, divisions, and business units, and its and their shareholders, directors, officers, managers, employees, consultants, agents, independent contractors, representatives, insurance carriers and attorneys, and all persons acting by, through, under or in concert with any of them, and each of their respective heirs, successors, and assigns (hereinafter collectively referred to as "Releasees"), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort including defamation, or any legal restrictions on Employer’s right to hire, to refuse to hire or terminate its employees, or any federal, state or other governmental statute, regulation or ordinance, including, without limitation the following, all as amended: (1) the Civil Rights Act of 1964, as amended; (2) 42 U.S.C. § 1981; (3) Section 503 of the Rehabilitation Act of 1973; (4) the Fair Labor Standards Act (including the Equal Pay Act); (5) the Americans with Disabilities Act; (6) the Age Discrimination in Employment Act of 1967, as amended; (7) the Federal Family and Medical Leave Act; (8) the Immigration Reform and Control Act; (9) the Federal Worker Readjustment and Retraining Notification Act; (10) the Employee Retirement Income Security Act, as amended; (11) the National Labor Relations Act; (12) the Genetic Information Nondiscrimination Act of 2008; (13) the Medicare Secondary Payer Act, including any private cause of action under 42 U.S.C. Section 1395(b)(3)(A); (14) the United States Constitution; (15) the New York False Claims Act; (16) the New York City False Claims Act; (17) the New York State Human Rights Law; (18) the New York City Administrative Code (including, but not limited to, the New York City Human Rights Law); (19) the New York State Labor Law (including but not limited to sections 194, 201-d, 740 and 741); (20) sections 120 and 125 of the New York Workers' Compensation Law; (21) the New York Civil Rights Law; (22) Article 23-A of the New York Correction Law; (23) the New York Earned Sick Leave Law; (24) the New York Paid Family Leave Act; (25) the New York City Earned Safe and Sick Leave Law, (26) the Families First Coronavirus Response Act; (27) and (28) any other provision of federal, New York state or local statutory or common law or regulation (including whistleblower claims, claims for personal injury, invasion of privacy, negligent hiring, retention or supervision, defamation, intentional or negligent infliction of emotional distress and/or mental anguish, negligence, assault, battery, false imprisonment, retaliatory or wrongful discharge, and the like) (hereinafter collectively referred to as "Claim" or "Claims"), which Employee now has, owns or holds, or claims to have, own or hold, or which Employee at any time heretofore had, owned or held, or claimed to have, own or hold against any of the Releasees up to and including, at the time of Employee’s execution of the Agreement. The term Claim or Claims does not include (i) any claims based on obligations created by or reaffirmed in this Agreement; or (ii) any other claims that cannot, as a matter of law, be released in this Agreement.

Nothing in this Agreement prohibits Employee from filing a charge or complaint with the National Labor Relations Board (“NLRB”), the Equal Employment Opportunity Commission (“EEOC”), the Securities and Exchange Commission (“SEC”), or any other federal, state, or local governmental agency, or from participating in any investigation or proceeding conducted by any such federal, state or local governmental agency. However, Employee expressly waives and releases any right or claim to monetary damages, or any individual relief or recovery, whether equitable (including reinstatement) or legal, Employee has, had, or may have, against the Company and/or the Releasees regarding any such federal, state, or local administrative charge or complaint Employee has filed, or may file, related to Claims Employee has released and waived in this Agreement, or arising out of, or related to, Employee’s employment or separation of employment with the Company and/or the Releasees. Notwithstanding the foregoing, nothing herein prohibits Employee from seeking and obtaining payment from the SEC (and not the Company and/or the Releasees) pursuant to Section 21F of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and/or (iii) any claims for indemnification to which Employee is legally or contractually entitled.

5

9.            Acknowledgment of Rights and Waiver of Claims Under the Age Discrimination in Employment Act. Employee has the right to consult with an attorney before signing this Agreement, and Employee is hereby advised to consult with an attorney before signing it. Employee agrees that Employee has carefully read and fully understands all of the provisions of this Agreement and that Employee is voluntarily entering into this Agreement. Employee is advised that, prior to waiving claims Employee may have under the Age Discrimination in Employment Act, Employee may take up to 21 calendar days to consider this Agreement before signing (the “Review Period”), and if accepted, Employee may revoke this Agreement within 7 calendar days after Employee signs this Agreement. Employee agrees that if Employee wishes to revoke this Agreement, Employee will notify Employer in writing, addressed to Nikki Vaughn, 787 Watervliet Shaker Road, Latham, NY 12110, delivered on or before the expiration of the revocation period. In the event this Agreement is signed prior to the expiration of the Review Period, Employee acknowledges that Employee voluntarily and knowingly agrees to waive Employee’s entitlement to the full Review Period to consider this Agreement for the purpose of expediting the receipt of benefits. Employee further acknowledges that any modification or change to this Agreement, whether material or immaterial, will not restart the Review Period. If Employee does not accept this Agreement as provided herein within the Review Period, it will be deemed withdrawn by the Company.

10.            Covenant Not to Sue. Except as described below, Employee agrees and covenants not to file any suit, charge, representative action, or complaint against the Company or other Releasees in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of Employee’s employment with the Company or separation therefrom. Employee further represents that no claims, complaints, charges, or other proceedings are pending in any court, administrative agency, commission, or other forum relating directly or indirectly to Employee’s employment by Company. Nothing in this Agreement shall be construed to prohibit Employee from filing a charge with or participating in any investigation or proceeding conducted by the NLRB, EEOC, SEC or other federal, state or local agency. However, Employee agrees to waive Employee’s right to recover monetary damages in any charge, complaint, or lawsuit filed by Employee or by anyone else on Employee’s behalf. Notwithstanding the foregoing, nothing herein prohibits Employee from seeking and obtaining payment from the SEC (and not the Company and/or the Releasees) pursuant to Section 21F of the Exchange Act”.

11.            No Workplace Injuries; Leave. As of the date of signing this Agreement, Employee represents and affirms that Employee has not sustained any workplace injury nor does Employee have any occupational diseases of any kind that has not already been reported or resolved. Employee further represents and affirms that Employee has been provided and/or has not been denied any leave to which Employee was entitled under the Family Medical Leave Act, New York Paid Family Leave Act or similar state or local laws.

6

12.            Medicare. Employee represents that as of the date of this Agreement Employee is not enrolled in the Medicare program and has not received Medicare benefits for medical services or items related to the released Claims above. Employee further represents and warrants that Medicare and/or persons acting on behalf of Medicare have not asserted any liens, claims, demands, subrogated interests, or causes of action related to any of the above released matters. Employee, and not the Company, shall be responsible for satisfying all such Medicare liens, claims, demands, subrogated interests, or causes of action that may exist or have been asserted or that may in the future exist or be asserted.

13.            No Admission of Liability. By entering into this Agreement, neither the Company nor Employee admits any wrongdoing or liability. Employee acknowledges that the Company and other Releasees have not violated any law, statute, ordinance, contract, duty or obligation whatsoever, committed any tort, or engaged in any wrongful conduct with respect to Employee.

14.            Non-Disparagement. Employee agrees not to make any false or disparaging comments about the Company and other Releasees (as defined in Section 8 of this Agreement) to any third party. In no way limiting the foregoing, Employee shall not make any statements or other communications to customers, potential customers, competitors or any other person, consultant, or entity with whom the Company, Releasees, or its affiliates interact, which portray the Company or other Releasees in a negative way. The Company agrees, in any authorized statements by its officers or directors, not to make any false or disparaging comments about Employee, or comments which portray Employee in a negative way, to any third party. In response to requests for job references, the Company’s Human Resources Department shall limit its response to confirmation of Employee’s dates of employment and positions held. In the event that further information is requested, the Company’s Human Resources Department shall state that its policy is not to provide any further information. The Parties believe the non-disparagement provision set forth in this paragraph is reasonable and intend to comply with it. The Parties acknowledge that if the Company disparages Employee to a third party, the Company may not seek to enforce the confidentiality, non-disparagement, and/or non-disclosure provisions contained in this Agreement or seek damages against Employee for violating those provisions, but all other terms of this Agreement remain enforceable. Nothing in this Agreement prevents Employee from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Employee has reason to believe is unlawful and/or (ii) any individual subject to this provision from providing truthful testimony in any legal proceeding.

15.            Continuing Obligations. Employee acknowledges and reaffirms Employee’s continuing obligations under any agreements or offer letters Employee signed and accepted during Employee’s employment with the Company, including without limitation Employee’s confidentiality, non-competition, and non-solicitation obligations under Employee’s Confidentiality, Non-Competition, and Non-Solicitation Agreement dated July 24, 2023 (“Restrictive Covenant Agreement”). These obligations include, but are not limited to, commitments to protect and not disclose trade secrets, obligations of confidentiality, obligations of corporate security, and obligations relating to intellectual property, non-competition, non-interference and non-solicitation.

7

Notwithstanding the foregoing, Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, a trade secret may be disclosed to Employee’s attorney and used in the court proceeding, if Employee (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

16.            Cooperation. Employee agrees that he will, following the Separation Date, respond to reasonable requests for information from the Company (such requests shall not require Employee to provide services to the Company regarding matters that may arise in the Company’s business). Employee also will cooperate with the Company with respect to any claim or matter and shall make himself reasonably available, taking into account Employee’s personal and professional commitments, to consult with counsel or serve as a witness in any action, investigation or other proceeding before any court, governmental agency, arbitrator or mediator, in which he may be called to appear by the Company, regarding any business, property or operations of the Company or any of its affiliates or subsidiaries, and he shall truthfully testify in any such action, proceeding or deposition in which he also appears. Such cooperation will include Employee being available at reasonable times and places for interviews, reviewing documents, testifying in a deposition or a legal or administrative proceeding, and providing advice to the Company in preparing defenses to any pending or potential future claims against the Company. The Company shall reimburse Employee for all expenses incurred by Employee in connection with any appearance in which Employee is so called to appear. Any cooperation requested by the Company following the first anniversary of the Separation Date shall be compensated at the rate of $240 per hour.

17.            Return of Company Property. On or within 7 days of the end of the Consulting Term or immediately after receiving the equipment shipping boxes, Employee will return to the Company, undamaged, all Company property in Employee’s possession, custody, or control, including, without limitation, Employee’s Company provided personal computer (“PC”) and all physical and electronic copies of any Confidential Information (as defined in the Restrictive Covenant Agreement) and, if requested by the Company, Employee will provide a written acknowledgement and certification that all such Confidential Information has been returned. Employee acknowledges and agrees that failure to surrender such material will cause irreparable damage to the Company. Employee will not wipe any Company data from any electronic resource being returned to the Company, and, upon request from the Company, Employee will supply any passwords used by Employee in performing his work for the Company. As of the Separation Date, the Company will determine Employee’s access rights to Company Information Technology (“IT”) systems during the Consulting Term as necessary for Employee to perform consulting services under this Agreement. The Company will assign a representative from its Information IT organization to assist Employee in transferring Company-approved personal data from Employee’s PC to Employee’s privately owned personal computer and to make a back-up copy of all Company data on Employee’s Company-provided mobile phone. Following such data back-up, Employee may retain such mobile phone for his personal use.

8

18.            Consequences of Breach. In the event that either party breaches any of the terms of this Agreement, the non-breaching party may pursue any and all remedies allowable under applicable federal, state, and/or local law. Should Employee breach this Agreement, including without limitation his continuing obligations of confidentiality, non-disparagement, non-competition, and non-solicitation under Section 15, and should he fail to return all Company property under Section 17, Employee agrees that in addition to any other legal and/or equitable remedies available to the Company: (i) the Company may withhold the pay and benefits specified in Section 3 of this Agreement and the revoke the equity vesting continuation set forth in Section 4 of this Agreement. Employee also agrees to repay any and all reasonable costs incurred by the Company in any lawsuit or administrative action and/or in collecting the amounts described herein, including reasonable attorneys’ fees. The parties acknowledge, however, that the remedies at law for any breach of the provisions of this Agreement may be inadequate and that the enforcing party shall be entitled to injunctive relief in the event of any breach.

19.            Section 409A. The parties intend for this Agreement either to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and all applicable guidance promulgated thereunder (together, “Section 409A”) or to be exempt from the application of Section 409A, and this Agreement shall be construed and interpreted accordingly.

a.            Notwithstanding any provision in this Agreement to the contrary, any termination of employment contemplated under this Agreement shall satisfy the applicable requirements of a “separation from service” under Section 409A.

b.            To ensure satisfaction of the requirements of Section 409A(b)(3) of the Code, assets shall not be set aside, reserved in a trust or other arrangement, or otherwise restricted for purposes of the payment of amounts payable under this Agreement.

c.            If the period during which Employee may consider the waiver and release herein begins in one tax year of the Employee and ends in a second tax year, payment will commence or be made in the second tax year.

d.            Employee acknowledges that the Company has not given any advice as to the characterization of payments received under this Agreement for any personal tax responsibility such payments may generate. Should any taxing authority challenge Employee’s treatment or characterization of the payments, Employee acknowledges that the Company has no obligation whatsoever to indemnify, defend, aid, pay or reimburse Employee for any underpayment, overpayment, penalty or interest charge the taxing authority may assess against or claim is due from Employee.

20.            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Any proceeding between the parties relating to this Agreement shall be held in a court of competent jurisdiction in the State of New York.

21.            Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the Releasees and the respective heirs, executors, administrators, personal representatives, successors, and assigns of the parties and Releasees.

22.            Construction; Severability. The language of all parts of this Agreement shall be construed as a whole, according to its fair meaning and not strictly for or against either party. If any provision or part of this Agreement is deemed to be invalid or unenforceable for any reason, such provision or part shall be treated as if it were deleted from the Agreement and the remainder of the Agreement shall remain in full force and effect.

9

23.            Entire Agreement. Aside from (i) the Mutual and Binding Employment Arbitration Agreement between the Company and Employee dated July 24, 2023, (ii) Employee’s continuing obligations in Employee’s Restrictive Covenant Agreement discussed above, (iii)  and any other previously signed confidentiality agreement, trade secret agreement, non-competition agreement, non-solicitation agreement, award, and/or arbitration agreement, this signed Agreement sets forth the entire Agreement between the Company and Employee and supersedes any and all prior agreements and understandings whether oral or written. This Agreement may not be modified except by a writing signed by both parties.

24.            Separate Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original Agreement. Facsimile reproductions of original signatures shall be binding for the purpose of the executing and enforcing this Agreement.

25.            Full and Knowing Waiver and Opportunity for Attorney Review. Employee acknowledges that this Agreement constitutes written notice from Employer that Employee has a right to consult an attorney regarding this Agreement, and that Employee has been provided with a reasonable time period of not less than 21 days to do so. Employee acknowledges that Employee has fully discussed all aspects of this Agreement with an attorney to the extent Employee desires to do so. Employee acknowledges that Employee may sign this Agreement prior to the termination of the Review Period and warrants that any signature prior to the end of the Review Period is knowing, voluntary, and has not been induced by Employer through fraud, misrepresentation, or threat by Employer to withdraw or alter the Agreement prior to the expiration of the reasonable time period.

Dated: December 5, 2025

/s/ Scott M. Rajeski
Scott M. Rajeski

Dated: 12/5/2025	LATHAM GROUP, INC.

	By:	/s/ James M. Cline
James M. Cline
Chairman of the Board

10